Barkley L. Hendricks (b. 1945–2017)



A new auction record was just reset for the artist when "Yocks" sold for around $8.4 million on November 15, 2023, beating out a portrait of fellow artist Stanley Whitney titled "Stanley", which sold for $6.1 million a few months earlier on May 17, 2023.

INVESTMENT THESIS

Initial Offering Price

$2,341,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales


$4.0m
$3.0m
$2.0m
$1.0m
$0.0m
08
10
12
14
16
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20

Price Appreciation of Similar Works

33.1%

Sharpe Ratio (2009-2020)	watch video
Barkley L. Hendricks	Not enough data
All Art	0.44
S&P 500	1.29

44% Progress

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Barkley L. Hendricks

(b. 1945–2017)

Why we like this offering

1. The Artwork is a late-career example of Barkley L. Hendricks' portrait painting practice, which utilized Old Master painting techniques to foreground contemporary Black subjects.
2. As of November 2023, Auction records for artworks similar in scale and subject are led by *Mr. Johnson* (Sammy From Miami) (1972), which sold for $4,013,000 at Sotheby's in December 2020, followed by Dancer (1977), which sold for $2,055,000 at Sotheby's in May 2018, and *Latin from Manhattan...THE Bronx actually* (1980), which sold for $1,472,000 at Sotheby's in October 2020.
3. A new auction record was just reset for the artist once again when "Yocks" sold for around $8.4 million at Sotheby's New York on November 15, 2023, beating out the artist's previous auction record – a portrait of fellow artist Stanley Whitney titled Stanley, which sold for around $6.1 million at Christie's New York just a few months earlier on May 17, 2023.
4. Barkley L. Hendricks' portrait paintings are characterized by their naturalistic representations of frequently fashion-forward, admired Black individuals against solid or minimal backgrounds.
5. The figure in the Artwork wears a pair of heels with Andy Warhol's portrait of Marilyn Monroe painted on them, a nod to Warhol's career as a fashion illustrator and the iconic actress' quote: "Give a woman the right pair of shoes and she can conquer the world." These two references speak to Barkley L. Hendricks' particular interest in the societal implications of personal style, especially of footwear. Shoes in particular often serve as status symbols.
6. Gold leaf is a recurring background motif in Barkley L. Hendricks' portraits. Historically, gold leaf has been used by artists to illuminate paintings of saints, particularly in Byzantine art. By highlighting his subjects in gold, Hendricks asks his viewer to grant these anonymous Black figures the same respect as one would beatified saints.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$0	0	$5,058,333

Turnover by Year



7.6M
5.7M
3.8M
1.9M
9 10 11 12 13 14 15 16 17 18 19 20

Lots Auctioned



Sold
Unsold
6
4.5
3
1.5
9 10 11 12 13 14 15 16 17 18 19 20

Initial Offering Price **$2,341,000**

Offering Circular **sec.gov/edgar**

Painting





About Barkley L. Hendricks

Barkley L. Hendricks (b. 1945, Philadelphia, Pennsylvania - d. 2017, New London, Connecticut) was an influential late 20th century portraitist and photographer who revolutionized the depiction of Black and Latino Americans. Inspired by the lack of representation of people of color in the Western art historical canon, Hendricks sought to evoke the unique personalities of his subjects through precisely rendered depictions of their individualized fashion and gestures.

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BARKLEY HENDRICKS

b. 1945—d. 2017, UNITED STATES



Oil, aluminum leaf, variegation leaf, and combination gold leaf on canvas | 60 × 40 in. (152 x 101 cm.)

Barkley L. Hendricks was a leading figure in late 20th-century portraiture, and is internationally celebrated for his personal and naturalistic depictions of contemporary Black subjects.

$2,200,000
INITIAL OFFERING

33.1%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

62.4%
ANNUAL APPRECIATION OF RECORD PRICES[3]

72.9%
MEDIAN APPRECIATION OF REPEAT SALES[4]

The Artwork is a late-career example of Barkley L. Hendricks' portrait painting practice, which utilized Old Master painting techniques to foreground contemporary Black subjects. Barkley L. Hendricks' portrait paintings are characterized by their naturalistic representations of frequently fashion-forward, admired Black individuals against solid or minimal backgrounds. The figure in the Artwork wears a pair of heels with Andy Warhol's portrait of Marilyn Monroe painted on them, a nod to Warhol's career as a fashion illustrator and the iconic actress' quote: "Give a woman the right pair of shoes and she can conquer the world." These two references speak to Barkley L. Hendricks' particular interest in the societal implications of personal style, especially of footwear. Shoes in particular often serve as status symbols. Gold leaf is a recurring background motif in Barkley L. Hendricks' portraits. Historically, gold leaf has been used by artists to illuminate paintings of saints, particularly in Byzantine art. By highlighting his subjects in gold, Hendricks asks his viewer to grant these anonymous Black figures the same respect as one would beatified saints. The Artwork is a full body portrait of a woman against a thick striped gold and aluminum leaf background. The figure stares at the viewer confidently, posing with one hand in her pocket and the other raising a cigarette to her lips. She wears a stylish, white blouse and white jeans outfit with a blue patterned scarf tied around her waist and red-bottomed heels with Andy Warhol's portrait of Marilyn Monroe printed on the pointed toe. She accessories herself with gold hoops, a green cuff, blue watch, and beaded chain anklet. Auction records for artworks similar in scale and subject are led by Mr. Johnson (Sammy From Miami) (1972), which sold for $4,013,000 at Sotheby's New York on December 8, 2020, followed by Dancer (1977), which sold for $2,055,000 at Sotheby's New York on May 17, 2018, and Latin from Manhattan...THE Bronx actually (1980), which sold for $1,472,000 at Sotheby's New York on October 2, 2020.

The Estate of Barkley L. Hendricks continues to be represented internationally by Jack Shainman Gallery. In 2008, the artist was the subject of a nationwide traveling retrospective organized by the Nasher Museum of Art at Duke University titled Barkley L. Hendricks: Birth of the Cool. He has also been the subject of major solo exhibitions at the Frick Collection in New York, the Edward Hopper House in New York, and the Rose Museum of Art in Massachusetts, among others. In addition to his extensive exhibition history, Hendricks' paintings are represented in prestigious permanent collections around the world, including the Whitney Museum of American Art in New York, the National Portrait Gallery and the National Gallery of Art in Washington, DC, Tate Modern in London, Studio Museum in Harlem, Philadelphia Museum of Art, and Rubell Family Collection in Miami, among many others. Since his death in 2017, Hendricks' market has ascended. Sotheby's sold two works at more than $940,000 each in May 2017. Shortly after, he achieved his first 7-digit result in May 2018 when Sotheby's sold his silhouette of a Dancer for $2 million against an estimate of $400,000-600,000. With his latest auction record at $5 million this year, Hendricks' market is climbing at a rapid pace. The artist's auction records are led by a portrait of fellow artist Stanley Whitney titled Stanley (1971), which sold for $6,100,000 at Christie's New York on May 17, 2023, followed by Mr. Johnson (Sammy From Miami) (1972), which sold for $4,013,000 at Sotheby's New York on December 8, 2020, and Yocks (1975), which sold for $3,740,000 at Sotheby's New York on May 16, 2019.

THE ARTIST'S AUCTION RECORDS ARE LED BY A PORTRAIT OF FELLOW ARTIST STANLEY WHITNEY TITLED STANLEY (1971), WHICH SOLD FOR $6,100,000 AT CHRISTIE'S NEW YORK ON MAY 17, 2023, FOLLOWED BY MR. JOHNSON (SAMMY FROM MIAMI) (1972), WHICH SOLD FOR $4,013,000 AT SOTHEBY'S NEW YORK ON DECEMBER 8, 2020, AND YOCKS (1975), WHICH SOLD FOR $3,740,000 AT SOTHEBY'S NEW YORK ON MAY 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$5M
$3.8M
$2.5M
$1.3M
2009
2010
2011
2012
2012
2013
2014
2015
2016
2017
2018
2019
2020
2020

Barkley L. Hendricks (b. Philadelphia, 1945; d. New Haven, 2017) was a leading figure in late 20th-century portraiture, and is internationally celebrated for his personal and naturalistic depictions of contemporary Black subjects. Hendricks received his bachelor of fine arts with a focus in photography from the Pennsylvania Academy of the Fine Arts in 1967 and received his master of fine arts from Yale University's School of Fine Arts in 1972. While an undergraduate, he was awarded two travel scholarships to North Africa and Europe. His trip to Europe proved especially formative as he was equally inspired by 19th-century portraiture and struck by the lack of Black representation in museums. This experience informed his decision to pursue a representational oil painting practice, foregrounding Black subjects he knew and admired. Shortly after graduating, Hendricks became a studio art professor at Connecticut College, where he taught until his retirement in 2010. He simultaneously maintained a prolific career as a portrait painter and photographer, which established an important precedent for the following generation of Black portrait artists like Kehinde Wiley, Kerry James Marshall, and Amy Sherald, among others. In addition to his influential portraits, he began a three-decade-long series of Jamaican landscape paintings in 1983, which he painted en plein air during his annual winter vacations to the island with his wife. He received the 2016 Rappaport Prize, the President's Award from the Amistad Center for Art and Culture in 2010, and the Joan Mitchell Foundation Award in 2008. Hendricks passed away at the age of 72 on April 18, 2017, in New Haven, Connecticut.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Barkley L. Hendricks with the following criteria: Single full or three-quarters view portrait paintings on canvas with a plain background that measure between 30 inches by 30 inches and 70 inches by 70 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 33.1% CAGR implied from selected sales occurring from October 8, 2019, to December 8, 2020.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Barkley L. Hendricks have a record price compound annual growth rate ("CAGR") of 62.4% from May 5, 2008 to June 30, 2023. This calculation is based on (i) a record price of $3,250 on May 5, 2008, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,058,333, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Barkley L. Hendricks is 72.9%, which is based on 2 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Barkley L. Hendricks was February 23, 2010 and ending on the last date a repeat sale occurred for such artist, which in the case of Barkley L. Hendricks was November 17, 2020. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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